Exhibit 5.1

[Letterhead of Locke Lord LLP]

May 27, 2016

Axcelis Technologies, Inc.	Locke Lord Edwards
108 Cherry Hill Drive	111 Huntington Avenue
Beverly, MA 01915	Boston, MA 02199
Telephone: 617-239-0100
Fax: 617-227-4420
www.lockelord.com

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 4,000,000 shares of common stock, $0.001 par value (the “Shares”), of Axcelis Technologies, Inc., a Delaware corporation (the “Company”).  The Shares are issuable under the Company’s 2012 Equity Incentive Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the proposed issuance of the Shares.  For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Locke Lord LLP